RESTRICTED STOCK UNIT AWARD AGREEMENT UNDER THE GXO LOGISTICS, INC. 2021 OMNIBUS INCENTIVE COMPENSATION PLAN, dated as of [DATE], (the “Grant Date”), between GXO LOGISTICS, INC., a Delaware corporation (the “Company”), and [NAME].
This Restricted Stock Unit Award Agreement (this “Award Agreement”) sets forth the terms and conditions of an award of [#] restricted stock units (this “Award”) that are subject to the terms and conditions specified herein (each such restricted stock unit, an “RSU”) and that are granted to you under the GXO Logistics, Inc. 2021 Omnibus Incentive Compensation Plan (the “Plan”). This Award provides you with the opportunity to earn, subject to the terms of this Award Agreement, shares of the Company’s Common Stock, $0.01 par value (each, a “Share”), or cash, as set forth in Section 3 of this Award Agreement.
THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN INCLUDING THE PLAN RULES, THE GLOBAL APPENDIX AND THIS AWARD AGREEMENT, INCLUDING THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 10 OF THIS AWARD AGREEMENT. BY ACCEPTING THIS AWARD, YOU SHALL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.
SECTION 1. The Plan. This Award is made pursuant to the Plan and the global appendix document (the “Appendix”), all the terms of which are hereby incorporated in this Award Agreement. In the event of any conflict between the terms of the Plan on the one hand and the terms of this Award Agreement or the Appendix on the other, the terms of the Plan shall govern.
SECTION 2. Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:
“Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are legally permitted to be closed in the City of New York.
“Cause” means your: (i) gross negligence or willful failure to perform your duties hereunder or willful refusal to follow any lawful directive of the officer to whom you report; (ii) abuse of or dependency on alcohol or drugs (illicit or otherwise) that adversely affects your performance of duties for the Company; (iii) commission of any fraud, embezzlement, theft or dishonesty, or any deliberate misappropriation of money or other assets of the Company; (iv) breach of any term of any Employment Agreement to which you may be party or any agreement governing long-term incentive compensation or equity compensation to which you may be party or breach of your fiduciary duties to the Company; (v) failure to provide the Company with at least 30 days’ advanced written notice of your intention to resign; (vi) any willful act, or failure to act, in bad faith to the detriment of the Company; (vii) willful failure to cooperate in good faith with a governmental or internal investigation of the Company or any of its directors, managers, officers or employees, if the Company requests your cooperation; (viii) failure to follow Company’s code of conduct or ethics policy, and (ix) conviction of, or plea of nolo contendere to, a felony or any serious crime; provided that, the Company will provide you with written notice describing the facts and circumstances that the Company believes constitutes Cause and, in cases where cure is possible, you shall first be provided a 15-day cure period. If, subsequent to your termination of employment for any reason other than by the Company for Cause, it is determined in good faith by the Chief Executive Officer of the Company that your employment could have been terminated by the Company for Cause, your employment shall, at the election of the Chief Executive Officer of the Company at any time up to two years after your termination of employment but in no event more than six months after the Chief Executive Officer of the Company learns of the facts or events that could give rise to the termination for Cause, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

        “Employment Agreement” means any individual offer letter or employment agreement between you and the Company or any of its Subsidiaries.

“Good Reason” means, without first obtaining your written consent: (i) a material reduction of your annual base salary from that in effect immediately prior to the Change in Control (or if higher, that in effect at any time thereafter), other than pursuant to a general reduction in annual base salary that applies on a uniform basis to all employees of the Company or an Affiliate (if you are an employee of an Affiliate) who are similarly situated to you; (ii) a material reduction in your target annual cash bonus opportunity from that in effect immediately prior to the Change in Control (or, if higher, that in effect at any time thereafter); or (iii) a material, adverse change in your title, reporting relationship, authority, duties, or responsibilities from those in effect immediately prior to the Change in Control; provided that, the Company shall first be provided a 30-day cure period (the “Cure Period”), following receipt of written notice setting forth in reasonable detail the specific event, circumstance or conduct of the Company that constitutes Good Reason, to cease, and to cure, any event, circumstance or conduct specified in such written notice, if curable; provided further, that such notice shall be provided to the Company within 45 days of the occurrence of the event, circumstance or conduct constituting Good Reason. If, at the end of the Cure Period, the event, circumstance or conduct that constitutes Good Reason has not been remedied, you will be entitled to terminate employment for Good Reason during the 30-day period that follows the end of the Cure Period. If you do not terminate employment during such 30-day period, you will not be permitted to terminate employment for Good Reason as a result of such event, circumstance or conduct.
“Settlement Date” means the tenth (10th) day following the earliest of (i) the applicable Vesting Date; (ii) the date of your termination of employment; or (iii) a Change of Control.

“Vesting Date” means the date on which the service requirement set forth in Section 3(a) of this Award Agreement is met.

SECTION 3. Vesting and Settlement. Regularly Scheduled Settlement. Except as otherwise provided in this Award Agreement, you will vest in the number of RSUs that corresponds to such Vesting Date, as specified in the table below, subject to your continued employment through each such Vesting Date.
###VEST_SCHEDULE_TABLE###
(b) Termination of Employment. Notwithstanding anything to the contrary in this Award Agreement or the Plan:
(i) if your employment terminates by reason of your death, all outstanding RSUs shall vest in full immediately;
(ii) if your employment is terminated by the Company for Cause or if you resign for any reason, all unvested RSUs shall be immediately forfeited;
(iii) if your employment terminates for any reason not described in clauses (i) or (ii), (A) you shall vest in a number of RSUs, solely with respect to the RSUs scheduled and eligible to vest on the Vesting Date immediately following the date of termination, equal to the product of (x) the number of such RSUs scheduled and eligible to vest on the Vesting Date immediately following the date of termination and (y) a fraction, the numerator of which is the number of days from the Vesting Date immediately preceding the date of termination (or, if such termination is after the Grant Date but prior to the first Vesting Date, the Grant Date) through the date of termination of your employment and the denominator of which is the number of days from the Vesting Date immediately preceding the date of termination (or, if such termination is after the Grant Date but prior to the first Vesting Date, the Grant Date) through the Vesting Date immediately following the date of termination, and (B) the remainder of the RSUs shall be forfeited.
(c) Change of Control. In the event that your employment is terminated by the Company without Cause or by you for Good Reason at any time following a Change of Control, all outstanding RSUs shall vest in full immediately.
(d) Settlement of RSU Award. On the Settlement Date, the Company shall deliver to you or your legal representative either (i) one Share or (ii) if not prohibited under the terms of the Appendix, a cash payment equal to the Fair Market Value determined as of the Settlement Date of one Share, in each case, for each RSU that has vested in accordance with the terms of this Award Agreement; provided that, subject to the foregoing, the Company shall have sole discretion to determine whether to settle such RSUs in Shares, cash or a combination thereof.

SECTION 4. Forfeiture of RSUs. If you (a) breach any restrictive covenant (which, for the avoidance of doubt, includes any non-compete, non-solicit, non-disparagement or confidentiality provisions) contained in any arrangements with the Company (including your Employment Agreement and your Confidential Information Protection Agreement) to which you are subject or (b) engage in fraud or willful misconduct that contributes materially to any financial restatement or material loss to the Company or any of its Subsidiaries, your rights with respect to the RSUs shall immediately terminate, and you shall be entitled to no further payments or benefits with respect thereto and, if the RSUs are vested and/or settled, the Company may require you to forfeit or remit to the Company any amount payable, or the after-tax net amount paid or received by you, in respect of any RSUs; provided, however, that (i) the Company shall make such demand that you forfeit or remit any such amount no later than six months after learning of the conduct described in this Section 4 and (ii) in cases where cure is possible, you shall first be provided a 15-day cure period to cease, and to cure, such conduct.
SECTION 5. No Rights as a Stockholder. You shall not have any rights or privileges of a stockholder with respect to the RSUs subject to this Award Agreement unless and until Shares are actually issued in book-entry form to you or your legal representative in settlement of this Award.
SECTION 6. Non-Transferability of RSUs. Unless otherwise provided by the Committee in its discretion, RSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(a) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of RSUs in violation of the provisions of this Section 6 and Section 9(a) of the Plan shall be void.
SECTION 7. Withholding, Consents and Legends. Withholding. The delivery of Shares or cash pursuant to Section 3 of this Award Agreement is conditioned on satisfaction of any applicable withholding taxes in accordance with this Section 7(a) and Section 9(d) of the Plan. No later than the date as of which an amount first becomes includible in your gross income for Federal, state, local or foreign income tax purposes with respect to any RSUs, you shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. In the event that there is withholding tax liability in connection with the settlement of the RSUs, the relevant entity may make any withholding arrangements that it considers necessary or desirable, including: (i) unless otherwise determined by the Committee, in its sole discretion, you may satisfy, in whole or in part, any withholding tax liability by having the Company withhold from the number of Shares or cash you would be entitled to receive upon settlement of the RSUs an amount in cash or a number of Shares having a Fair Market Value (which shall either have the meaning set forth in the Plan or shall have such other meaning as determined by the Company in accordance with applicable withholding requirements) equal to such withholding tax liability; (ii) making any deductions from any cash payment owed to you; and/or (iii) unless otherwise determined by the Committee, making a sale on your behalf of some or all of the Shares to which you are entitled under the Plan in order to meet the liability to any Federal, state, local or foreign taxes and/or social security (and/or similar charges), any dealing or currency exchange costs and any other related costs. You agree to enter any tax elections as may be requested by any member of the GXO group of companies for particular tax and/or social security treatment, whether in respect of your Award or any Shares or cash acquired by you on the settlement of your Award.
(b) Consents. Your rights in respect of the RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including your consent to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).
(c) Legends. The Company may affix to certificates for Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.
SECTION 8. Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.
SECTION 9. Committee Discretion. The Compensation Committee of the Board shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive. You acknowledge that you are not automatically entitled to the exercise of any discretion under the Plan in your favour and you do not have any claim or right of action in respect of any decision, omission, or discretion which may operate to your disadvantage.
SECTION 10. Dispute Resolution. Jurisdiction and Venue. Any claim initiated by you arising out of or relating to this Agreement, or the breach thereof, shall be resolved by binding arbitration before a single arbitrator in the State of Delaware administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Except the extent that the Company seeks injunctive relief pursuant to an Employment Agreement (or other individual agreement between you and the Company), any claim initiated by the Company arising out of or relating to this Agreement, or the breach thereof, shall, at the election of the Company be resolved in accordance with this Section 10. You hereby irrevocably submit to the jurisdiction of any state or federal court located in the State of Delaware; provided, however, that nothing herein shall preclude the Company from bringing any suit, action or proceeding in any other court for the purposes of enforcing any judgment or award obtained by the Company. You waive, to the fullest extent permitted by applicable law, any objection which you now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in this Section 10, and agree that you shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any court. You agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in this Section 10 shall be conclusive and binding upon you and may be enforced in any other jurisdiction.
(b) Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.
(c) Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 10, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).
SECTION 11. Employment. The grant of your Award does not form part of, and does not affect or change, your employment contract or your employment relationship with your employer. The grant of this Award granted is strictly discretionary and does not, in any way, form part of your normal remuneration. In particular, it will not be taken into account (except to the extent otherwise required by local law) in determining any other employment-related rights you may have, including without limitation rights in relation to severance, redundancy or end-of-service payments (whatever the reason for termination), bonuses, long-service awards, pension or retirement benefits. The decision to grant awards under the Plan is discretionary and (even if you are granted an award, or participate in the Plan on a regular or repeated basis) you have no automatic right or expectation in relation to: (i) participation in the Plan or similar compensation in future; (ii) the terms, conditions and amount of any Plan participation or similar compensation that the Company may decide to offer in future; or (iii) continued or future employment. The Company may at any time decide to cease offering awards under the Plan. In consideration for, and as a condition of your Award, you waive any and all rights to compensation or damages in consequence of the termination of your employment for any reason whatsoever insofar as those rights arise or may arise from you ceasing to have rights under, or be entitled to receive payment in respect of, the Plan as a result of such termination, or from the loss (actual or potential) or diminution in value of such rights or entitlements. This waiver applies whether or not such termination amounts to wrongful or unfair dismissal.
SECTION 12. Notice. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award

Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three Business Days after they have been mailed by U.S. certified or registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:	GXO Logistics, Inc. Two American Lane Greenwich, CT 06831 Attention: Chief Human Resources Officer

If to you:	To your address as most recently supplied to the Company and set forth in the Company’s records
The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.
SECTION 13. Governing Law. This Award Agreement shall be deemed to be made in the State of Delaware, and the validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.
SECTION 14. Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words “include”, “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.
SECTION 15. Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the RSUs shall be subject to the provisions of Section 7(c) of the Plan).
SECTION 16. Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. You and the Company hereby acknowledge and agree that signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.

SECTION 17. Section 280G. Notwithstanding anything in this Award Agreement to the contrary and regardless of whether this Award Agreement has otherwise expired or terminated, unless otherwise provided in your Employment Agreement, in the event that any payments, distributions, benefits or entitlements of any type payable to you (“CIC Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your CIC Benefits shall be reduced to such lesser amount (the “Reduced Amount”) that would result in no portion of such benefits being subject to the Excise Tax; provided that such amounts shall not be so reduced if the Company determines, based on the advice of Golden Parachute Tax Solutions LLC, or such other nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”), that without such reduction you would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount that is greater than the amount, on a net after tax basis, that you would be entitled to retain upon receipt of the Reduced Amount. Unless the Company and you otherwise agree in writing, any determination required under this Section 17 shall be made in writing in good faith by the Accounting Firm. In the event of a reduction of benefits hereunder, benefits shall be reduced by first reducing or eliminating the portion of the CIC Benefits that are payable under this Award Agreement and then by reducing or eliminating the portion of the CIC Benefits that are payable in cash and then by reducing or eliminating the non-cash portion of the CIC Benefits, in each case, in reverse order beginning with payments or benefits which are to be paid the furthest in the future. For purposes of making the calculations required by this Section 17, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and you shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably require in order to make a determination under this Section 17, and the Company shall bear the cost of all fees the Accounting Firm charges in connection with any calculations contemplated by this Section 17. In connection with making determinations under this Section 17, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by you before or after the Change of Control, including any non-competition provisions that may apply to you and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.
SECTION 18. Currency Risk. You accept that if the Shares subject to your Award are traded in a currency which is not the currency of your jurisdiction, the value of the Shares may be affected by movements in the exchange rate. No member of the GXO group of companies is liable for any loss due to movements in the exchange rate or any charges imposed in relation to the conversion or transfer or money.
SECTION 19. Trade Monitoring Policy.  You are required to maintain a securities brokerage account with the Company’s preferred broker in order to receive any Shares issuable under this Award, in accordance with the Company securities trade monitoring policy (the “Trade Monitoring Policy”).  The Company’s preferred broker is currently Morgan Stanley.  Any Shares issued to you pursuant to this Award Agreement shall be deposited in your account with the Company’s preferred broker in accordance with the terms set forth herein.  You hereby acknowledge that you have reviewed, and agree to comply with, the terms of the Trade Monitoring Policy, and that this Award, and the value of any Shares issued pursuant to this Award Agreement, shall be subject to forfeiture or recoupment by the Company, as applicable, in the event of your noncompliance with the Trade Monitoring Policy, as it may be in effect from time to time.
IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

GXO Logistics, Inc. By: __________________________________ Name: Maryclaire Hammond Title: Chief Human Resources Officer

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